CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the use of our Report of Independent Registered Public Accounting Firm dated September 28, 2005 (except for Note 11, which is as of December 15,
2005), covering the consolidated financial statements of BSD Software, Inc. as of July 31, 2005 and for the year ended July 31, 2005 in Amendment No. 6 to this registration statement on Form S-4 of Neomedia Technologies, Inc. to be filed with the Commission on or about January 20, 2006.





We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.




/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Irvine, California
January 19, 2006